Exhibit 10.13

COMMERCIAL IN CONFIDENCE

28 June 2021

Mr Adrian Hinton

By email:

Dear Adrian

Amendment to your Consultancy Agreement dated 18 March 2019

I write to confirm that Bionomics would like to amend your consultancy services (which was last changed on 24 March 2021) by changing the daily rate of $1,500 (plus GST) as set out on Schedule 3 of the agreement dated 18 March 2019, to $20,000 per month and be paid via Bionomics payroll system, for the period 1 July 2021 to 25 March 2022.

All other terms and conditions of your Consultancy Agreement remain unchanged.

Please confirm your agreement to this amendment on the terms outlined in this letter by signing and dating both copies of this letter and returning one copy to me at your earliest convenience.

Yours sincerely

/s/ Errol De Souza
Errol De Souza
Executive Chairman

/s/ Adrian Hinton	29/6/21
Mr Adrian Hinton	Date